Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2009
FINANCIAL RESULTS

▪	Fourth quarter 2009 diluted EPS of $0.11; full year 2009 of $0.72 per diluted share
▪	Full year 2009 cash from operating activities of $143.5 million, or 28% increase over 2008
▪	Debt reduced to $351.5 million from $466.0 million, or 25% from year-end 2008
▪	2010 full year estimate of $0.85 to $1.05 per diluted share; an increase of 20% to 45% over 2009

BRISTOL, Conn., February 18, 2010 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the fourth quarter and full year 2009.  The Company reported income from continuing operations of $6.2 million, or $0.11 per diluted share, compared to a loss of $5.5 million, or negative $0.10 per diluted share in the fourth quarter of 2008.  Included in the fourth quarter 2009 results are $1.3 million after-tax of severance and plant consolidation charges as compared to $14.3 million for severance and plant consolidation charges and a provision for deferred tax assets taken in the fourth quarter of 2008.  Barnes Group’s fourth quarter 2009 sales totaled $256.5 million, down 3 percent from $265.4 million in the fourth quarter of 2008.

For the full year 2009, Barnes Group achieved sales of $1.0 billion, down 24 percent from 2008.  Income from continuing operations for the full year 2009 was $39.0 million and earnings per diluted share were $0.72, compared to income from continuing operations in 2008 of $92.7 million or $1.66 per diluted share.

Barnes Group generated $143.5 million in cash from operations for the 12 months of 2009, reflecting an improvement of 28 percent over the prior year period level of $111.8 million.  Cash flow generation, driven by significant working capital reductions, helped reduce debt to $351.5 million, a decline of 25 percent from year-end 2008.  As a result, the Company’s debt-to-capital ratio at December 31, 2009 improved to 34 percent.  The Company’s December 31, 2009 total debt covenant ratio of 3.10 times was below 3.75 times, the level required under the Company’s revolving credit agreement.

“Reflecting on our year-long focus on cost control and cash management, I am extremely proud of our accomplishments.  We were able to strengthen our balance sheet through effective working capital management and debt reduction.  Rigorous cost control, working capital reductions, and alignment of capital spending with anticipated demand helped us generate cash well beyond our goals during this difficult year,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.

“Our 2009 results were affected most by the decline in our revenues due to the global economic downturn’s impact on our end markets.  We believe the steps we took to deal with the recession have effectively adjusted our cost structure to enhance our profitability at lower volumes and provide incremental profits on revenue gains.  Throughout 2010, we will continue to focus on maintaining our financial discipline, as we shift the Company’s attention toward profitable sales growth.  Our efforts will

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enable us to successfully transition from the depressed market conditions of 2009 to more favorable conditions this year and further growth in 2011,” Milzcik added.

($ millions; except	Three months ended December 31,					Twelve months ended December 31,
per share data)	2009	2008	Change			2009	2008	Change
Net Sales	$256.5	$265.4	$(8.9)	(3.4)%		$1,034.2	$1,362.1	$(327.9)	(24.1)%
Operating Income	$11.4	$2.7	$8.6	316.7%		$60.5	$147.9	$(87.4)	(59.1)%
% of Sales	4.4%	1.0%	-	3.4	pts.	5.9%	10.9%	-	(5.0)	pts.
Income (Loss) from Continuing Operations	$6.2	$(5.5)	$11.7	NM		$39.0	$92.7	$(53.7)	(57.9)%
% of Sales	2.4%	(2.1)%	-	4.5	pts.	3.8%	6.8%	-	(3.0)	pts.
Net Income (Loss)	$6.2	$(11.1)	$(17.3)	NM		$39.0	$82.6	$(43.6)	(52.8)%
% of Sales	2.4%	(4.2)%	-	6.6	pts.	3.8%	6.1%	-	(2.3)	pts.

Income (Loss) from Continuing Operations Per Diluted Share	$0.11	$(0.10)	$0.21	NM		$0.72	$1.66	$(0.94)	(56.6)%

Net Income (Loss) Per Diluted Share	$0.11	$(0.21)	$0.32	NM		$0.72	$1.48	$(0.76)	(51.4)%
NM = Not meaningful

Logistics and Manufacturing Services
•
Fourth quarter 2009 sales at Logistics and Manufacturing Services were $128.6 million, down 12 percent from $146.0 million in the same period last year.  The decline in sales was driven primarily by softness in the markets served throughout North America.  Additionally, sales declines in the aftermarket aerospace market were primarily driven by lower aircraft utilization and deferred maintenance.  Foreign exchange positively impacted sales by $4.5 million in the fourth quarter.

•
Operating profit of $5.2 million for the fourth quarter of 2009 was down 5 percent compared to the prior year period.  Operating profit for the fourth quarter and full year 2008 includes the impact of discrete actions of $5.3 million (pre-tax) related primarily to workforce reductions.  Operating profit was driven lower primarily by the reduced sales volumes in our businesses due to the decline in macroeconomic conditions in our end-markets.  Operational and productivity initiatives implemented in 2008 and throughout 2009 to align the cost structure with sales volumes provided beneficial results, tempering the adverse profit impact of declining sales.

•
Full year 2009 sales at Logistics and Manufacturing Services were $539.1 million, down 22.1 percent from $691.8 million in 2008.  Foreign exchange adversely affected sales by $12.0 million for the full year.  Full year operating profit was $44.0 million, down 44 percent from $79.1 million in 2008.  The decline in operating profit was driven by the profit impact of the lower sales volume in each of the segment’s businesses due to the impact of the economic conditions on the end-markets served.  Partially offsetting these declines was the positive impact of operational and productivity actions taken in the prior year.

Precision Components
•
Fourth quarter 2009 sales at Precision Components were $129.9 million, up 7 percent from $121.8 million in the same period last year.  The end markets within our businesses, particularly transportation, showed improvement from a year ago and overall orders for the fourth quarter of 2009 outpaced sales as production began to stabilize throughout the quarter.   Foreign exchange positively affected sales by $4.5 million in the fourth quarter.

Barnes Group Inc. / 3

•
Operating profit for the fourth quarter of 2009 was $6.2 million, compared with an operating loss of $3.0 million in the fourth quarter of 2008.  Included in the fourth quarter 2009 results are $3.6 million (pre-tax) of severance and plant consolidation charges compared to $7.5 million (pre-tax) of costs related to similar actions taken during the fourth quarter of 2008.  The improvement in operating profit was driven by cost savings and cost containment initiatives taken in 2008 and throughout 2009 to address deteriorating market conditions as well as a higher level of sales activity.

•
Full year 2009 sales at Precision Components were $501.5 million, down 27 percent from $683.0 million in 2008.  Foreign exchange adversely affected sales by $5.6 million for the full year. Full year operating profit in 2009 was down 76 percent to $16.6 million, from the 2008 operating profit of $68.5 million.  The decline in operating profit for the full year was attributable to the sharp declines in demand within the transportation and industrial end-markets and the impact of employee reductions and facility consolidations taken throughout 2009 to address the market deterioration.  Partially offsetting the operating profit reduction were the favorable impacts of prior year initiatives focused on cost savings and cost containment.

Additional Information
•
For the full year 2009, other income, net of other expenses increased $4.4 million, compared to the prior year, as a result of a $3.8 million gain on the repurchase of certain convertible subordinated notes.

•
The Company’s effective tax rate from continuing operations for 2009 was 2.4 percent compared with 22.1 percent in 2008.  The decrease in the 2009 effective tax rate from 2008 was due primarily to the higher concentration of profits in lower taxing jurisdictions and the absence of profitability in higher tax jurisdictions.

2010 Outlook
“With our actions to drive improved profitability and cash flow performance implemented, and what we believe to be the early signs of a recovery emerging, the Company’s targeted earnings for the full year 2010, based on current market conditions, are $0.85 to $1.05 per diluted share,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.

“We believe that our actions to reduce costs and drive improved cash flow performance, together with some recovery in the economy, will benefit us in 2010.  Earnings per share are expected to increase in the range of 20 percent to 45 percent with sales growth expected to be in the range of approximately 5 percent.  Our efforts remain focused on the underlying fundamentals of our business with an emphasis on profitable sales growth and improved operational efficiencies.  The Company is stable, our balance sheet has improved, and we are well positioned for the long term,” added Stephens.

Conference Call
The Company will conduct a conference call with investors to discuss fourth quarter and full year 2009 results at 8:30 a.m. EST today, February 18, 2010.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  Founded in 1857, over 4,800 dedicated employees at more than 60 locations worldwide are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future

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developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126

###

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,
	2009	2008	% Change	2009	2008	% Change

Net sales	$256,469	$265,371	(3.4)	$1,034,159	$1,362,091	(24.1)

Cost of sales	167,742	170,023	(1.3)	671,110	847,641	(20.8)
Selling and administrative expenses	77,372	92,623	(16.5)	302,534	366,510	(17.5)

	245,114	262,646	(6.7)	973,644	1,214,151	(19.8)

Operating income	11,355	2,725	NM	60,515	147,940	(59.1)

Operating margin	4.4%	1.0%		5.9%	10.9%

Other income	190	162	17.3	4,394	602	NM
Interest expense	5,362	6,275	(14.5)	22,596	26,606	(15.1)
Other expenses	810	788	2.8	2,367	2,929	(19.2)

Income (loss) from continuing operations
before income taxes	5,373	(4,176)	NM	39,946	119,007	(66.4)

Income taxes (benefit)	(832)	1,364	NM	945	26,326	(96.4)

Income (loss) from continuing operations	6,205	(5,540)	NM	39,001	92,681	(57.9)
Loss from discontinued operations, net of taxes	-	(5,590)	NM	-	(10,103)	NM

Net income (loss)	$6,205	$(11,130)	NM	$39,001	$82,578	(52.8)

Common Dividends	$4,380	$8,347	(47.5)	$25,600	$33,345	(23.2)

Per common share:
Basic:
Income (loss) from continuing operations	$0.11	$(0.10)	NM	$0.72	$1.72	(58.1)
Loss from discontinued operations, net of taxes	-	(0.11)	NM	-	(0.19)	NM
Net income (loss)	$0.11	$(0.21)	NM	$0.72	$1.53	(52.9)

Diluted:
Income (loss) from continuing operations	$0.11	$(0.10)	NM	$0.72	$1.66	(56.6)
Loss from discontinued operations, net of taxes	-	(0.11)	NM	-	(0.18)	NM
Net income (loss)	$0.11	$(0.21)	NM	$0.72	$1.48	(51.4)

Dividends	$0.08	$0.16	(50.0)	$0.48	$0.62	(22.6)
Average common shares outstanding:
Basic	55,118,278	53,047,555	3.9	53,879,976	53,989,034	(0.2)
Diluted	55,680,735	53,047,555	5.0	54,206,426	55,812,666	(2.9)

NM - Not meaningful

Notes:
1)  Results for 2008 have been adjusted to reflect the change in the accounting for convertible debt.
2)  2009 year-to-date Other income included a pretax $3,773 gain on the purchase of certain convertible notes and income taxes included the related tax expense of $1,431.
3)  2008 year-to-date Other expenses included a pretax $1,238 transaction loss on the sale of Spectrum Plastics and income taxes included the related tax benefit of $394.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,
	2009	2008	% Change	2009	2008	% Change
Net Sales

Logistics and Manufacturing Services	$128,592	$145,990	(11.9)	$539,139	$691,769	(22.1)

Precision Components	129,907	121,795	6.7	501,467	682,991	(26.6)

Intrasegment sales	(2,030)	(2,414)	15.9	(6,447)	(12,669)	49.1

Total net sales	$256,469	$265,371	(3.4)	$1,034,159	$1,362,091	(24.1)

Operating profit

Logistics and Manufacturing Services	$5,175	$5,434	(4.8)	$43,952	$79,137	(44.5)

Precision Components	6,180	(3,026)	NM	16,563	68,456	(75.8)

Total operating profit	11,355	2,408	NM	60,515	147,593	(59.0)

Interest income	58	151	(61.9)	428	565	(24.2)

Interest expense	(5,362)	(6,275)	(14.6)	(22,596)	(26,606)	(15.1)

Other income (expense), net	(678)	(460)	47.4	1,599	(2,545)	NM

Income (loss) from continuing operations
before income taxes	$5,373	$(4,176)	NM	$39,946	$119,007	(66.4)

NM - Not meaningful

Notes:
1)  Results for 2008 have been adjusted to reflect the change in the accounting for convertible debt.
2)  2009 year-to-date Other income (expense), net included a $3,773 gain on the purchase of certain convertible debt.
3)  2008 year-to-date Other income (expense), net included a $1,238 transaction loss on the sale of Spectrum Plastics.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$17,427	$20,958
Accounts receivable	160,269	173,215
Inventories	190,792	240,805
Deferred income taxes	23,630	27,650
Prepaid expenses and other current assets	10,562	14,881

Total current assets	402,680	477,509

Deferred income taxes	30,650	31,133
Property, plant and equipment, net	224,963	235,035
Goodwill	373,564	361,930
Other intangible assets, net	303,689	316,817
Other assets	16,444	12,931

Total assets	$1,351,990	$1,435,355

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$4,595	$8,905
Accounts payable	85,588	80,495
Accrued liabilities	73,538	84,372
Long-term debt - current	25,567	15,386

Total current liabilities	189,288	189,158

Long-term debt	321,306	441,670
Accrued retirement benefits	118,693	164,796
Other liabilities	37,990	41,157

Stockholders' equity	684,713	598,574

Total liabilities and stockholders' equity	$1,351,990	$1,435,355

Notes:
1)  Amounts for 2008 have been adjusted to reflect the change in the accounting for convertible debt.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	Twelve months ended December 31,
	2009	2008
Operating activities:
Net income	$39,001	$82,578
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	51,487	52,403
Amortization of convertible debt discount	5,920	6,465
Loss on disposition of property, plant and equipment	1,177	1,069
Gain on repurchase of convertible notes	(3,773)	-
Non-cash stock compensation expense	4,208	5,841
Withholding taxes paid on stock issuances	(622)	(2,580)
Loss on the sale of Spectrum Plastics	-	2,197
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	18,650	26,329
Inventories	53,523	(2,725)
Prepaid expenses and other current assets	7,056	(3,235)
Accounts payable	4,149	(44,475)
Accrued liabilities	(10,151)	(16,054)
Deferred income taxes	(10)	13,009
Long-term retirement benefits	(27,447)	(7,581)
Other	315	(1,433)

Net cash provided by operating activities	143,483	111,808

Investing activities:
Proceeds from disposition of property, plant and equipment	6,808	784
Proceeds from the sale of Spectrum Plastics, net	-	5,400
Capital expenditures	(30,502)	(51,869)
Business acquisitions, net of cash acquired	-	47
Revenue Sharing Program payments	-	(57,500)
Other	(2,386)	(3,535)

Net cash used by investing activities	(26,080)	(106,673)

Financing activities:
Net change in other borrowings	(4,504)	1,756
Payments on long-term debt	(226,906)	(260,335)
Proceeds from the issuance of long-term debt	129,600	318,100
Proceeds from the issuance of common stock	6,687	5,171
Common stock repurchases	(314)	(34,209)
Dividends paid	(25,600)	(33,345)
Excess tax benefit on stock awards	-	1,531
Other	(832)	(430)

Net cash used by financing activities	(121,869)	(1,761)

Effect of exchange rate changes on cash flows	935	(3,016)

Increase (decrease) in cash and cash equivalents	(3,531)	358

Cash and cash equivalents at beginning of period	20,958	20,600

Cash and cash equivalents at end of period	$17,427	$20,958

Notes:
1)  Amounts for 2008 have been adjusted to reflect the change in the accounting for convertible debt.